UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2013

Ellington Residential Mortgage REIT
(Exact name of registrant specified in its charter)

Maryland	001-35896	46-0687599
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
53 Forest Avenue
Old Greenwich, CT 06870
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (203) 698-1200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     Entry Into A Material Definitive Agreement.

The information set forth in Item 3.02 relating to the Company's entry into the Shareholders' Agreement (as defined below) is incorporated by reference herein.

ITEM 3.02.     Unregistered Sales of Equity Securities.

On May 6, 2013, concurrent with the completion of its initial public offering (the “IPO”) of 6,450,000 common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), Ellington Residential Mortgage REIT (the “Company”) completed the private placement transaction (the “Private Placement”) described in the Company's IPO registration statement on Form S-11, as amended at the time it became effective (Registration No. 333-187662) (the “IPO Registration Statement”), pursuant to which the Company issued 1,000,000 Common Shares to Blackstone Tactical Opportunities EARN Holdings L.L.C. (“Blackstone”) and 50,000 Common Shares to EMG Holdings, L.P. (“EMGH”) at the IPO price of $20.00 per share. The Company realized aggregate consideration of approximately $21 million through the private placement transaction, which was exempt under Section 4(2) or Regulation D of the Securities Act of 1933 as transactions not involving public offerings made to accredited investors.

In connection with the completion of the IPO and the Private Placement, the Company entered into a Shareholders' Agreement (the “Shareholders' Agreement”) by and among the Company, Ellington Residential Mortgage Management LLC, a Delaware limited liability company and the Company's external manager (the “Manager”), Blackstone and EMGH. A summary of the material terms of the Shareholders' Agreement is included in, and the form of Shareholders' Agreement is filed as Exhibit 10.5 to, the IPO Registration Statement and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election oF Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the IPO, the Company's Board of Trustees appointed Thomas F. Robards as a trustee of the Company effective as of May 1, 2013 and appointed Robert B. Allardice, III, David J. Miller, Ronald I. Simon and Michael W. Vranos as trustees of the Company effective upon completion of the IPO. Each of Messrs. Allardice, Robards, Miller and Simon is independent in accordance with the applicable rules of the New York Stock Exchange. These five trustees join Laurence Penn, the Company's President and Chief Executive Officer, and Menes O. Chee as members of the Board of Trustees. Mr. Chee is also independent in accordance with the applicable rules of the New York Stock Exchange.
In addition, in connection with the IPO and Private Placement and as previously disclosed in the IPO Registration Statement, David S. Blitzer resigned as a trustee effective upon completion of the IPO. Mr. Blitzer's resignation was not the result of any disagreement with the Company on any matter related to the Company's operations, policies or practices.
Information regarding our trustees under the captions “Management-Our Trustees and Executive Officers”, “Management-Corporate Governance¯Board of Trustees and Committees” and “Management-Compensation of Trustees” and the information under the caption “Certain Relationships and Related Party Transactions” in the IPO Registration Statement is incorporated by reference herein.

Item 8.01    Other Events.
On May 1, 2013, the Company and the Manager entered into an underwriting agreement (the “IPO Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters name therein, in connection with the issuance and sale by the Company to the several underwriters of 6,450,000 Common Shares at the IPO price of $20.00 per share. Pursuant to the IPO Underwriting Agreement, the Company has also granted the underwriters a 30-day option to purchase up to 967,500 additional Common Shares at the IPO price to cover over-allotments, if any. On May 6, 2013, the Company closed on the issuance and sale of 6,450,000 Common Shares for total proceeds to the Company of $129 million, before deducting for estimated offering expenses paid by or payable by the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELLINGTON RESIDENTIAL MORTGAGE REIT

Dated: May 7, 2013	By:	/s/ Sara Walden Brown
Sara Walden Brown
Secretary